Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REVISES FISCAL YEAR 2008 EARNINGS GUIDANCE

SUFFERN, NY - JANUARY 10, 2008 - Dress Barn, Inc. (NASDAQ - DBRN) today announced revised earnings guidance for its fiscal year ending July 26, 2008.

The Company now believes that, based on the results of the Holiday season, it is prudent to assume the difficulties of the current retail environment are likely to continue. As a result, the Company now estimates earnings per diluted share to be in the range of $1.05 to $1.10 for fiscal 2008, versus its previous earnings estimate of $1.25 to $1.35 per diluted share. The fiscal 2008 revised earnings per share estimate is based on various assumptions, including that comparable store sales for the second half of the fiscal year will remain flat.

The Company estimates comparable store sales for its current fiscal second quarter will decrease by the mid-single digits, with dressbarn stores decreasing in the high single digits and maurices stores increasing in the low single digits.

David R. Jaffe, President and Chief Executive Officer stated, “Our overall sales for the current quarter have fallen short of our expectations. While we have been pleased with maurices’ continued increased sales performance, the current macro-economic pressures have had a greater impact on our dressbarn stores’ customer. This has required increased promotional activity in order to keep our dressbarn stores’ seasonal inventory to acceptable levels.”

The Company plans to announce its fiscal second quarter ending January 26, 2008 sales and earnings results on February 27, 2008.

UPCOMING INVESTOR CONFERENCES

Dress Barn, Inc. will be presenting at the Cowen and Company 6th Annual Consumer Conference to be held at The Westin New York at Times Square in New York, NY at 2:00 p.m. ET on Tuesday, January 15, 2008. The Company will also be presenting at the 10th Annual ICR XChange Conference to be held at the St. Regis Monarch Beach Resort in Dana Point, CA at 1:50 p.m. PT (4:50 p.m. ET) on Wednesday, January 16, 2008. Both conferences will be webcast live and can be accessed at http://www.dressbarn.com.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career fashion apparel through its dressbarn and maurices brands. As of December 29, 2007, the Company operated 822 dressbarn stores in 46 states and 638 maurices stores in 43 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements
Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 28, 2007 and Form 10-Q for the quarter ended October 27, 2007.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600